Exhibit 15











  Securities & Exchange Commission
  450 Fifth Street, N.W.
  Washington, DC  20549


  RE:  Hannaford Bros. Co. Employee Stock Purchase Plan
       Registration on Form S-8


  We are aware that our report dated October 16, 1997, on our review of interim financial information of Hannaford Bros. Co. and Subsidiaries as of September 27, 1997 and for the three month and nine month periods ended September 27, 1997 and September 28, 1996, and included in Form 10-Q for the quarter then ended is incorporated by reference in this registration statement. Pursuant to rule 436(c) under the Securities Act of 1933, this report should not be considered a part of this registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



                                           s/Coopers & Lybrand L.L.P.
                                           Coopers & Lybrand L.L.P.

  Portland, Maine
  December 1, 1997